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Exhibit 3.4

AMENDMENT NO. 2 TO THE BYLAWS OF
ELLORA ENERGY INC.

        THIS AMENDMENT NO. 2 TO THE BYLAWS OF ELLORA ENERGY INC., a Delaware corporation (the "Company"), is made pursuant to Article 10 of the Company's Restated Certificate of Incorporation by resolution of the Board of Directors of the Corporation dated September 11, 2006.

1.
The first sentence of Section 3.2 of the Bylaws shall be deleted and replaced in its entirety with the following:

3.2
Number and Election

  The number of directors which shall constitute the whole board shall not be fewer than five nor more than eleven.

        Except as expressly amended hereby, the Company's Bylaws shall remain in full force and effect without change.

* * * * *

        The undersigned, being the duly authorized and appointed Secretary of the Company, hereby certifies that the foregoing Amendment No. 2 to the Bylaws of the Company was duly adopted by the Board of Directors of the Company by unanimous written consent dated September 11, 2006.

/s/ JEFFERY S. WILLIAMS Jeffery S. Williams, Secretary

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  Exhibit 3.4
AMENDMENT NO. 2 TO THE BYLAWS OF ELLORA ENERGY INC.